[LOGO OF GEORGIA-PACIFIC CORPORATION] 133 Peachtree Street Northeast Atlanta, Georgia 30303 (404) 652-4000
News from Georgia-Pacific
Release No. C-1580 Contact: Ken Haldin (404) 652-6098 Greg Guest (404) 652-4739
April 19, 2000

GEORGIA-PACIFIC GROUP REPORTS IMPROVED
FIRST QUARTER EARNINGS

           ATLANTA -- Georgia-Pacific Group (NYSE:GP), the pulp, paper and building products business of Georgia-Pacific Corp., today reported improved net income of
$194 million ($1.11 diluted earnings per share) for the first quarter 2000, compared with net income of $99 million (56 cents diluted earnings per share) for first quarter 1999.

           Sales for Georgia-Pacific Group in the first quarter 2000 grew to $5.4 billion, compared with $3.4 billion for the same period in 1999. First quarter 2000 results reflect the addition of a paper distribution segment, formerly the publicly held Unisource Worldwide Inc., and the integration of the former Wisconsin Tissue into the group's commercial tissue business.

           Within Georgia-Pacific Group's pulp and paper businesses, the containerboard and packaging segment reported first quarter 2000 operating profits of $131 million, versus $35 million for the same quarter a year ago. Asset sales within this segment for the first quarter 2000 accounted for a pre-tax gain of $24 million ($15 million after tax, or 9 cents diluted earnings per share).

           The group's pulp and paper segment, comprised of its pulp, bleached board, communication papers and tissue businesses, reported first quarter 2000 operating profits of $129 million, compared with $13 million in the same quarter last year.

           Georgia-Pacific Group's paper distribution segment, Unisource Worldwide, reported operating profits of $38 million in the first quarter 2000.

           Operating profits in Georgia-Pacific Group's building products segment were
$191 million, compared with $248 million for the same period last year, which was then an all-time record for the segment. The group's building products distribution segment recorded an operating profit for the quarter of $14 million, versus a profit of $18 million a year ago.

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           During the quarter, the corporation repurchased approximately 1.4 million shares of Georgia-Pacific Group common stock, bringing the total number of shares repurchased since December 1997 to approximately 23.8 million shares. Average price per share for repurchases during the first quarter 2000 was $35.48. At quarter's end, there were approximately 171 million shares outstanding. Debt for Georgia-Pacific Group at the end of the quarter was $6.1 billion.

           The group generated cash from operations of $242 million and made capital expenditures for plant, property and equipment of $181 million during the quarter.

           "Our first quarter results provide solid evidence that we have entered a period of improved fundamentals in our pulp and paper businesses," said A.D. "Pete" Correll, chairman and chief executive officer. "In addition, significantly increased revenues resulting from our recent acquisitions are now very apparent. This further illustrates how Georgia-Pacific Group has become transformed into a total forest products company able to perform well in widely varying market conditions.

           "Within our pulp and paper businesses, we saw significant improvement on strong markets for containerboard and packaging, with average prices for linerboard and medium dramatically higher compared to last year's first quarter," Correll said. "Our pulp and bleached board businesses were led by substantially improved global prices.

           "Compared to the previous year, prices for our commercial and consumer tissue business were down but volume was higher due to our rapid integration of Wisconsin Tissue's production into the Georgia-Pacific Tissue business," Correll said. "This combination already is providing cost savings, margin improvement and excellent geographic coverage for its products.

           "Prices also improved and volume was up slightly within our communications papers business, " Correll added. "Unisource, in addition to providing substantial cost reduction, product line synergies and greater vertical integration, continues to be accretive to our results as we anticipated.

           "Lower plywood and lumber prices resulted in significantly reduced segment earnings compared to last year's first quarter, but we continue to benefit from the wide range of building products that contribute to this segment's overall performance,"
Correll said. "Gypsum and particleboard prices were higher, although volumes declined significantly for gypsum compared to last year's pace. Our building products distribution segment was impacted by lower prices but its sales were up 4 percent compared to last year."

           Correll concluded, "We continue to believe that 2000 will be a very good year for Georgia-Pacific."

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           Also today, Georgia-Pacific Corp. provided its consolidated results, including
Georgia-Pacific Group and The Timber Company, for first quarter 2000. The corporation recorded consolidated net income of $234 million for the three months ended April 1, 2000, compared with consolidated net income of $146 million for the 1999 first quarter .

           Georgia-Pacific Corp.'s common stock was redesignated in December 1997 to reflect separately the performance of the corporation's pulp, paper and building products businesses, which are now known as Georgia-Pacific Group (web site: www.gp.com). A separate class of common stock was distributed to reflect the performance of the corporation's timber operating group, which is publicly traded as The Timber Company (NYSE:TGP).

Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing for the group's products and future economic conditions, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for pulp, paper and building products, the corresponding level of demand for and cost of wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, the level of interest rates, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended Jan. 1, 2000, and Form 8-K dated Oct. 17, 1996.

A tabulation of results for Georgia-Pacific Group follows:

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GEORGIA-PACIFIC GROUP
Operating Highlights
(In millions, except per share amounts)
(unaudited)

	First Quarter 2000	First Quarter 1999
NET SALES TO UNAFFILIATED CUSTOMERS
Building products Building products distribution Containerboard and packaging Pulp and paper Other Total net sales	$ 944 1,145 628 934 1 $ 5,383	$ 890 1,098 523 842 1 $ 3,354
OPERATING PROFITS
Building products Building products distribution Containerboard and packaging Pulp and paper Paper distribution Other Total operating profit Interest expense Provision for income taxes Net Income	$ 191 14 131 129 38 (56) 447 (135) (118) $ 194	$ 248 18 35 13 - (53) 261 (93) (69) $ 99
Basic per share: Net income per share	$ 1.13	$ 0.57
Diluted per share: Net income per share	$ 1.11	$ 0.56
Average number of shares outstanding: Basic Diluted	171.8 174.8	172.6 175.4

Note to Operating Highlights

  During the first quarter of 2000, Georgia-Pacific Group sold certain containerboard and packaging assets resulting in a pre-tax gain of $24 million ($15 million after tax, or $0.09 diluted earnings per share).

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